UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 4, 2014

GFI GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34897	80-0006224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Water Street New York, NY	10041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 968-4100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c)

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2014, Christopher Giancarlo provided notice to the Company of his intention to resign from his position as Executive Vice President in connection with his confirmation by the United States Senate to serve as a Commissioner of the Commodities Futures Trading Commission.  The resignation is expected to be effective on or about June 10, 2014.

Prior to Mr. Giancarlo’s resignation, the Company will pay him a lump sum payment of $2.15 million in cash, and accelerate the vesting of 47,536 restricted stock units, in consideration of amounts that may have been earned under his employment agreement, dated March 26, 2007, and in respect of his restricted stock units.

Item 5.07.                Submission of Matters to a Vote of Security Holders.

The Company’s 2014 Annual Meeting of Stockholders was held on June 5, 2014.  A summary of the matters voted on at the Annual Meeting by the Company’s stockholders is set forth below.

1.                                      The Company’s stockholders elected the following director to serve until the Company’s 2017 annual meeting of stockholders and until a successor has been duly elected and qualified by the following votes:

NOMINEE	FOR	WITHHELD	BROKER NON-VOTES
Michael Gooch	98,075,597	3,054,861	18,761,960
Marisa Cassoni	99,790,718	1,339,740	18,761,960

2.                                      The Company’s stockholders ratified the appointment of PricewaterhouseCoopers, LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2014 by the following votes:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
119,806,645	81,973	3,800	—

3.                                      The Company’s stockholders approved, on a non-binding advisory basis, the compensation of the Company’s  named executive officers by the following votes:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
83,392,824	17,009,047	728,587	18,761,960

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GFI GROUP INC.
Date: June 6, 2014

	By:	/s/ Christopher D’Antuono
	Name:	Christopher D’Antuono
	Title:	General Counsel